Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interest of Experts” and to the incorporation by reference in the Registration Statement on Form F-10 and related short form base shelf prospectus of AltaGas Ltd. (the “Company”), dated February 12, 2021, with respect to the sale and issue of up to US$2,000,000,000 of debt securities and preferred shares or any combination thereof, of the Company, and to the incorporation by reference therein of our report dated February 27, 2020 with respect to the consolidated financial statements of the Company as at December 31, 2019 and for the years then ended, included in the Company’s Annual Report on Form 40-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Calgary, Canada.	/s/ Ernst & Young LLP
February 12, 2021	Chartered Professional Accountants